Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

SAP SE

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Ordinary Shares of SAP SE, without nominal value	25,000,000	$111.03	$2,775,784,050.00	$257,315.18

(1)	The number of Ordinary Shares being registered also includes an indeterminate number of Ordinary Shares that may be offered and issued as a result of stock splits, stock dividends or similar anti-dilution adjustments of the outstanding Ordinary Shares in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based upon the average of the high and low price per Ordinary Shares reported on Xetra, the electronic trading platform of Deutsche Boerse AG, on March 4, 2022 translated into U.S. dollars at an exchange rate of €1 to $1.1076, the euro foreign exchange reference rate as published by the European Central Bank on that date.